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The following are excerpts from an entry posted on the blog of Chad Sakac, President of Global Systems Engineering at EMC Corporation, at http://virtualgeek.typepad.com.

Dell/EMC – two weeks, 40,000km travelled and 10,000 conversations in….

Here’s what I think - personally. Yes, it’s the biggest hi-tech acquisition in history. Yes, I think it’s a merger of leaders in their respective spaces. Yes, I think the overlap is minimal. Yes, I think this would create a simpler, consolidated partner for our customers – BUT that consolidated company that would be built on smaller businesses, each nimble, and each focused on their own area.

But - there are four things in particular about the opportunity in front of us that I like, and think are very important:

1.	Organizing for speed is of the essence, and organizing for a culture of focus matters. Michael Dell has clearly understood the important of not operating like one giant slow-moving monster. Those companies that have been structured as one massive entity are midway through the process of undoing it - and generally only have one, two or three of these sets of business capabilities that the combination of Dell and EMC would have. Over and over, Michael Dell and Joe Tucci have used language using words “focused but strategically aligned businesses” – which captures the principle of the Federation I talked about here [link to http://reflectionsblog.emc.com/2015/09/what-customers-want-from-emc-and-vmware/]. When a strong team has a focused goal, a focused culture - magic can happen. Now – as I noted in that post, customers are asking for the Federation model to be more coupled, not less – which is tricky because it tugs on the principles of autonomy. If decision-making is quick, that magic can happen quickly – and the simpler model of a privately controlled company can enable that. Michael Dell and Joe Tucci described several “focused and strategically aligned” businesses:

•	one focused on PC/consumer/mobile devices

•	one focused on Enterprise Systems (servers, networking, storage, converged/hyper-converged infrastructure)

•	one focused on delivering “XaaS” cloud services (Virtustream – which put simply brings together all the assets of the businesses and delivers them as a service)

•	one focused on the software defined datacenter, building cloud software stacks, and end-user computing (VMware - which continues in their current path and operating model)

•	one focused on PaaS, Data Fabrics, and developers (Pivotal - which continues in their current path and operating model)

•	and other businesses focused on security and content management.

2.	Agility that comes from being privately controlled. I don’t think that people fully internalize how important this is. As technologists, we naturally focus on technologies - and the press tends to focus on only the “superficial” story. During periods of disruption - being a publicly traded company sucks. It forces a quarterly short term cadence which reinforces business as usual - exactly when you need to be shifting both traditional for new technologies, but even more importantly, shifting traditional business models for new ones. Every big company that has existed for more than 10 years - EVERYONE - is navigating declining traditional businesses, and rapidly growing emerging businesses. Some don’t know it yet - and I would advise them carefully to avoid casting stones :-). The trade-offs are very difficult (nearly impossible?) as a public company that needs to predictably deliver earnings per share every 3 months. Furthermore, when you need to make quick (but big) moves – you have to decide quickly, decide for tomorrow – not just today. You have to decide based on what is good for the customer, good for the business – which often doesn’t match a 3 month cycle. The expression “transactional partner” vs. “strategic partner” comes to mind – it’s a natural outcome for mature public companies. Being public forces a focus on quarterly returns versus innovation, being predictable versus disrupting your own business, doing what’s right for the quarterly revenue and EPS target versus doing what is right for the customer – and that never ends well. Being privately controlled doesn’t mean that by definition you will win, but especially during periods where technologies and business models are being disrupted, it opens up new and better options.

3.	Leveraging great culture and people, wherever they may be. I think one of the points that stood out in Michael Dell’s comments was that it was his intent that the Enterprise Systems business would be based in Hopkinton. Hopkinton is far from the center of the universe, but there is a lot in the culture and makeup of EMC that our enterprise customers love. For the most part, they love how we engage with them. For the most part, they love how we support them. If this deal closes - the next day, that Enterprise Systems business is a $30B business - almost double the size EMC is today, and would be much more comprehensive. There are great people and a great culture in Dell - not just in Round Rock, but all over the world as well. They know small medium business and small medium enterprise in a way that EMC has never quite figured out. This posture highlights the thinking and philosophy of finding the “center of awesome” and accelerating it - versus a basic mash-up.

4.	Leadership that is willing to take the right risks and be bold. Dell has revitalized themselves quickly under Michael Dell’s leadership in the last few years. He has personally put his own wealth - but more importantly himself, his legacy - on the line in taking Dell (and if this deal closes, EMC) private. Under his renewed leadership, Dell has accelerated innovation and risk taking. In talking to customers - they’ve found that the new Dell is a different entity to them than their traditional “brand perception”.

•	Look - we can’t deny that Dell’s legacy brand has a basis (as does EMC’s legacy brand as an “expensive but good Tier 1 Enterprise FC SAN company”). I remember my 2004 Inspiron XPS with visible fans in the back… It was a monster. Powerful, but was about 3” thick, and each weighed almost 8 lbs, and the power supply alone weighed almost as much as my laptop now. I travelled with 3 (!) of those (with 3 2.5” HDDs each) and a pair of gigabit ethernet switches in an industrial travel case (those giant black foam filled cases that I always wonder what people are packing). At the time (working for a startup called Allocity that ultimately EMC acquired) - I was a developer, an SE, and customer support on Sundays and Mondays. I would roll into customers and prospects (including Dell - lots of visits to Round Rock!), open the case and unpack that massive set of kit like an assassin in a movie… then proceed to setup an iSCSI Software-Defined SAN right there in front of them, and show them how storage should be software defined, run on industry-standard kit, and the management should be invisible and bolt right into the apps. LOL - we were ahead of our time, and it was a fun time :-) But… that “legacy brand identity” of “low cost, industrial, non-refined laptops and PCs built to order and shipped to you” is no longer representative of the totality of Dell, just like “storage company” is longer representative of EMC.

•	Conversely, look at Dell today:

•	Look at the current XPS family (great Anandtech preview [external link] of the here of the Skylake-based models, and link to Haswell 2015 models). Frankly I personally (as a furious consumer of tech – I have 7 laptops, 4 tablets) I think the XPS 12 is one of the few competitors to the Surface Book.

•	More importantly - look at the FX2 server family (solid reviews from StorageReview [external link] and CRN [external link]), and the hot-swappable PCIe fabric and diversity of modules that makes it one of the coolest modular servers on the market. Imagine what that server family could do as part of an Enterprise Systems business that incorporates the culture of EMC that knows the enterprise cold. While our Vblock business continues to grow, and our partnership with Cisco around that form of Converged Infrastructure is solid - it’s relatively early days of Hyper-Converged Infrastructure Appliances and Hyper-Converged Rack-Scale Systems. Those converged infrastructures will have different system-level design, with different workload and scale sweet spots. Imagine what FX2 and other innovations the Dell team are working on could do for various forms of hyper-converged infrastructure stacks, particularly when coupled with what VMware and EMC are doing around SDS (read the always awesome Duncan Epping’s post here [external link] about FX2 and VSAN on Yellow Bricks [external link]) bringing technology like DSSD to bear, and revitalizing and doubling down on the full SDDC software stacks (including OpenStack and for fully Cloud Native App workloads - the Photon Platform).

Legacy brand identity is just that – legacy. Legacy brand identity is something to be proud of to be sure (it’s what got us all here!) but to move past and redefine (because it will not get us where we need to go!). That’s true of EMC. That’s true of VMware. That’s true of RSA. That’s true of VCE. That’s true of Dell. That’s true of anyone.

… Listen, until the deal is closed, we will continue to operate in the same way that we did last friday. It’s also wrong for me to say that I know exactly what will happen - but anyone who says that is by definition full of it :-)

But in my personal and professional opinion - I think this is a fantastic opportunity to do something awesome - for our customers, our employees, and the market as a whole.

In my travels and conversations over the last few weeks, common and consistent questions come up from customers, from employees.

Together, we will navigate. Customers, we think of you every day - and our commitment to you is a rock.

Of course - there will be a lot of mis-information that will circulate.

Some mis-information will be rooted in confusion. Some confusion will be rooted in speculation. Some confusion will be maliciously seeded by competitors seeking leverage during the transition.

For example, I’ve seen some people incorrectly suggest that being privately controlled would somehow reduce spending on innovation. Consider that over the last 3 years EMC has averaged approximately $3.5 billion annually on share repurchase and dividends which will no longer be relevant in a private company controlled model. That investment could be completely re-vectored to innovation.

Others have said we would be a big monolith – which is exactly the opposite of what we’ve publicly stated – so, umm… NO.

Competitors saying negative things - that’s the nature of things. My two cents - always read EVERYTHING you read through a lens of the natural bias of the writer (certainly applies to the things I write as well – I’m sure I have natural bias - be skeptical with me too!)

I would be skeptical of competitors’ comments (doesn’t mean you shouldn’t listen - just be skeptical :-)

I’ve found that the answers to almost every question I’ve gotten are already out there. For the ones that I’ve gotten that are not yet clear - I’ll work on it. I’ve gathered key public content, and pulled out fundamental quotes that emphasize the four points I’ve made above. Read on for more, and I’d love to hear your point of view!

Exciting times!

Michael’s thoughts have been put into a letter here [link to http://www.dell.com/learn/us/en/uscorp1/secure/msd-emc-open-letter]. I’ll pull out some of my favorite quotes…

•	On structure and being focused and fast: “To give you some high level insight into our plans, we believe a strategically-aligned family of businesses will best drive innovation, customer choice and the ability to attract and retain world-class talent.”

•	On being privately controlled: “Being privately controlled will provide the same freedoms that Dell enjoys today. The freedom to invest in a future that lies beyond the next quarter. The freedom to pursue a consistent technology strategy. The freedom to accelerate our innovation. The freedom to streamline decision making and eliminate onerous processes. The freedom to have 100 percent customer focus in everything we do and to let what’s best for you be our only motivation.”

•	On leveraging great culture and people wherever they may be: “The company will be financially strong. We are bringing together Dell’s strength in small-business and the mid-market with EMC’s strength in large enterprises”

Joe’s words on the topic here [link to http://reflectionsblog.emc.com/2015/10/dell-and-emc-why-and-what-it-means/]. I’ll pull out some of my favorite quotes…

•	On the agility that comes from being private: “The combined company will be far more efficient and effective to operate as a private company, giving us the ability to incubate and develop new products and solutions necessary to capitalize on the opportunities I just mentioned. The new company will have more freedom to invest for the long-term, an increased focus on our customers and, very importantly, the ability to attract and retain the best and brightest people.”

•	On structure and being focused and fast (here specifically about VMware): “The EMC Federation has created great momentum in the market place which we expect to accelerate. We see significant synergies between Dell and our Federation companies, especially VMware, which will continue to operate as a public company led by Pat Gelsinger. Together, Dell and VMware will have the opportunity to significantly expand VMware’s revenues in the areas such as the software-defined data center, hybrid cloud and end user computing.”

•	On structure and being focused and fast (here specifically about Pivotal): “Pivotal will continue to operate as it has with Rob Mee as CEO and Paul Maritz as Executive Chairman. Paul and I are very happy with the progress Rob has made in the short time he has been CEO and Pivotal is making great strides in the marketplace. I believe they are well on their way to becoming a public company at some point in the not too distant future.”

•	On structure and being focused and fast (here specifically about Converged Infrastructure - and commitment to Cisco on Vblock): “Converged infrastructure is one of our fastest growing areas and with this combination our CI business will be incredibly well positioned. Our VCE business, when connected to Dell’s products and services, will grow faster and have a much larger impact on the industry than either one of us could individually. Michael and I have discussed this at length and truly see huge opportunity here. Of course we will continue the partnership we have with Cisco in networking, UCS and vBlock, and we will look for other complementary areas with them.”

•	On leveraging great culture and people wherever they may be: “The headquarters of our combined Enterprise Systems Business will remain in Hopkinton, Massachusetts. In this business we will join our server, storage, converged infrastructure and other related capabilities. Our combined business will address more of our customers’ needs and will be front-ended by a large, world class go-to-market engine. Impressively, this business will start life with more than $30B in revenues.”

One area of customer questions has been around Vblock and Cisco. We are committed to UCS and ACI in Vblock - period. Always have been, always will be. We’ve also been clear since bringing VCE into EMC - we see the converged/hyper-converged infrastructure market being needing a portfolio - not a single architecture for all use cases. Hence, “Blocks, Racks, Appliances”. That said - Vblock customers can move forward with total confidence. I’ll pull out some of my favorite quotes…

Read Chuck Robbins (Cisco CEO) and David Goulden (CEO EMC Information Infrastructure) here [external link]. There’s also a CRN article you can find with a quick google search “CRN VCE” (particularly useful to hear a partner’s voice).

•	“EMC and Cisco are completely committed to delivering value through VCE and our other joint solutions”

•	“Vblock customers and partners can have confidence that we will continue to invest in the Vblock platform roadmap, ongoing customer operations and the valued customer experience. Vblock will remain exclusively based on Cisco UCS servers, Nexus networking and ACI technology. EMC remains committed to utilizing Cisco networking and the ACI architecture throughout the VCE offering portfolio.”

In closing this post – THANK YOU for being a reader – I would love to hear your comments! If you’re a customer – THANK YOU. If you’re a competitor – THANK YOU for making the dance always fun, be cynical if you have to (a losing posture, always) - but I’d encourage you to instead be skeptical :-) And hang on to your hat, it’s about to get a lot more interesting :-)

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of

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